Performance Information Schedule

                                Total Return


 Date of        	 Net    	Cap.	    Shares	                	Returns
 Distribution 	 Income 	  Gains.	  Reinvested	   NAV	  Inception	   1 Year

                             AMT Capital Fund, Inc.
                        HLM International Equity Portfolio

5/11/94                                     				10.00    1000.00
12/31/94	      0.03158 	0.01167 	    0.445	      9.71 	   973.32
4/25/95       	0.01500 	0.00000 	    0.152	     10.32 	  1038.16
6/30/95	       0.00000 	0.00000     	0.000	     10.32    1038.16    1000.00
7/25/95	       0.05500 	0.00000 	    0.529     	10.46    1057.78    1018.90
10/23/95      	0.01880 	0.00000     	0.183     	10.41    1054.63    1015.86
12/29/95	      0.01166 	0.00000     	0.110     	10.77    1092.28    1052.13
6/30/96	       0.00000 	0.00000     	0.000	     12.04    1221.08    1176.20